                                                                 Exhibit 4.5(a)

                                [ISWI LETTERHEAD]





                                                     December 4, 2001




American Stock Transfer & Trust Company
6201 Fifteenth Avenue
Brooklyn, New York 11219


Ladies and Gentlemen:

         Reference is made to the Warrant Agreement between Interactive Systems Worldwide Inc. (f/k/a International Sports Wagering Inc.) and American Stock Transfer & Trust Company dated as of December 11, 1996 (the "Agreement"). All terms used in this letter that are not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

         We hereby agree that the date "December 11, 2001," wherever it appears in the Agreement and the Exhibits thereto is hereby extended to "February 25, 2002" such that the Warrants may not be exercised after 5:00 P.M., New York City time on the earlier of February 25, 2002, and the business day immediately preceding the Call Date. Except as herein set forth, the Warrant Agreement shall continue in full force and effect in accordance with its terms.

         Notwithstanding the foregoing, nothing herein shall be deemed to be an extension of the Representatives' Options.

         If the foregoing accurately reflects your understanding of the terms of our agreement, please sign the duplicate copy of this letter and return it to me.

                                          Very truly yours,


                                          Interactive Systems Worldwide Inc.


                                          By: /s/ BERNARD ALBANESE
                                              ---------------------------------
                                              Bernard Albanese, President


Agreed to and Accepted:

American Stock Transfer & Trust Company



By: /s/ BARRY S. ROSENTHAL
   ------------------------------